UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 20, 2009

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Kilmarnock, Virginia 22482

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 435-1171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Kilmarnock, VA, February 23, 2009, Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announced that its Board of Directors declared a quarterly dividend of $0.17 per share on February 20, 2009. The dividend will be paid on March 27, 2009 to shareholders of record March 13, 2009.

This March 27, 2009 dividend of $0.17 per share represents an annualized dividend rate per share of $0.68 with a total annualized payout of approximately $1.6 million on 2.4 million shares outstanding. Based on a closing common stock price of $8.25 on February 20, 2009, the dividend yield is 8.24%.

Bay Banks of Virginia, based in Kilmarnock, has eight full service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville, Callao and Burgess; and a Bay Trust Company office in Kilmarnock.

The Bank’s ninth retail office is completing construction in Colonial Beach, Virginia, with an anticipated opening in March of 2009. Colonial Beach is an incorporated town within Westmoreland County and this will be the Bank’s second office in that county, another strategic extension of its market to that county’s western end.

The Company has total assets of $318 million and offers consumers and businesses a wide mix of financial services. Bay Trust Company provides a full range of Wealth Management, Trust and Investment Management services to include: investment advisory accounts, investment management accounts, the management of IRA’s, as well as estate planning, estate settlement services and the management of trusts. Investment services, including financial planning, securities brokerage and insurance products are offered through Investment Advantage.

Non-financial assets include Company employee-sponsored civic dividends paid to each community in which the bank operates. In the fourth quarter of 2008, Bay Bank employees participated in over 150 civic and charitable outreach activities.

Investor contact: Austin L. Roberts III, President and Chief Executive Officer, at 804-435-1171 or aroberts@banklanc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Austin L. Roberts, III
Austin L. Roberts, III
President and CEO

February 23, 2009

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